Exhibit 99.1
Delek US Holdings Reports Third Quarter 2020 Results

•Pathway to improving cash flow by $200 million Y/Y in 2021
•Trimming workforce approximately 8% adapting to prevailing macro conditions, focusing on competitiveness and efficiency
•Reducing CAPEX approximately 40% Y/Y; 2021 spending guidance of $150 to $160 million (including turnarounds)
•Exceeding G&A and operating cost reduction guidance in 2020; expect incremental $80 million reduction in 2021
•Taking tactical actions to minimize cash losses at Krotz Springs refinery
•Contribution from other initiatives including the start-up of Wink to Webster pipeline
•Ownership in Delek Logistics Partners LP (DKL) increased to 80% post incentive distribution rights (IDR) simplification

BRENTWOOD, Tenn.-- November 4, 2020 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2020. Delek US reported a third quarter 2020 net loss of $(88.1) million, or $(1.20) per share, versus net income of $51.3 million, or $0.68 per diluted share, for the quarter ended September 30, 2019. On an adjusted basis, Delek US reported an Adjusted net loss of $(73.9) million, or $(1.01) per share, for the third quarter 2020. This compares to Adjusted net income of $76.7 million, or $1.01 per share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $21.9 million for the third quarter compared to Adjusted EBITDA of $184.2 million in the prior-year period. Reconciliations of net income reported under U.S. GAAP to Adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Adjusted quarterly results include approximately $30.9 million (after-tax), or $0.42 per share, of benefits which is comprised of the following: a net favorable impact of $26.1 million pre-tax from a combination of "other inventory" and the sale of purchased products, partially offset by fixed crude price transactions. The bulk of these items are outlined in the tables on page 13. Additionally, there is a realized hedging gain in the amount of $25.1 million pre-tax outlined by segment in the tables on page 10. Finally, there was a tax headwind of $8.7 million resulting from applying the revised annual estimated effective tax rate to second quarter's year-to-date results.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Decisive actions are being taken to improve the cash flow profile of our company. This includes an 8% reduction in our workforce, 40% reduction in CAPEX year-over-year and optimization of operations at the Krotz Springs refinery. The collective impact of these actions along with a contribution from other initiatives is expected to favorably impact cash flows by approximately $200 million in 2021."

Mr. Yemin continued, "During the quarter, our ownership in DKL increased to 80% as a result of the IDR simplification. Given the current market capitalization of DKL, this represents significant value within the Delek portfolio. We recently published our 2020 sustainability report with enhanced disclosure and progress on the ESG front. In renewables, our three bio diesel plants continue operating safely and reliably and we maintain an option to participate in a 33% interest in the Global Clean Energy conversion of the Bakersfield refinery into a renewable diesel plant. As of September 30th, the company had a cash balance of $808 million and is well positioned for a turbulent macro environment."

Quarterly Dividend
The Board has elected to suspend quarterly dividend payments at this time in an effort to maintain a flexible balance sheet. At this juncture, potential share repurchases would take priority over future dividends or growth capital. At September 30, 2020, there was approximately $229.7 million of total available authorization to repurchase shares.

1 |

Liquidity
As of September 30, 2020, Delek US had a cash balance of $807.9 million and total consolidated long-term debt of $2,474.0 million, resulting in net debt of $1,666.1 million. As of September 30, 2020, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $1,006.1 million of total debt and $6.0 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $801.9 million in cash and $1,467.9 million of debt, or a $666.0 million net debt position. We recorded a federal income tax receivable totaling $165.6 million as of September 30, 2020, related to the federal net operating loss carryback, which we expect to collect in the first half of 2021.

Refining Segment
Refining contribution margin decreased to $(17.8) million in the third quarter 2020 from $150.1 million in the third quarter 2019. On an adjusted basis, adjusted refining contribution margin was $13.6 million in the third quarter 2020 compared to $173.5 million in the third quarter 2019. The current period adjusted refining contribution margin reflects $37.8 million of favorable other inventory impact, $0.4 million of gains related to the sale of purchased product, and $35.7 million of realized hedging gains, partially offset by a $11.4 million loss from fixed price crude cost transactions. Other inventory impacts, aside from LCM, are outlined by refinery in the tables on page 13.

On a year-over-year basis, results were reduced primarily due to lower crude oil differentials and crack spreads as a result of decreased demand due to COVID-19. During the third quarter 2020, Delek US's benchmark crack spreads were down an average of approximately 58.0% from prior-year levels. Additionally, the realized Midland-Cushing crude oil premium was $0.46 per barrel compared to a realized discount of $0.94 per barrel in the prior-year period.These factors were partially offset by the crude oil futures market that was in contango of $0.27 per barrel in the third quarter 2020 compared to contango of $0.08 per barrel in the third quarter 2019.

In light of the weak macro environment, we elected to pull forward turnaround work into the fourth quarter on certain units at the Krotz Springs refinery that will be conducted on a straight-time basis. This will allow us to continue running the more profitable units of the refinery and should help improve economics toward a break-even level. The cost to perform this work is estimated at $10 million and is included in our CAPEX program. After this work is complete in the first quarter of next year and depending on market conditions, we have the flexibility to optimize operations at Krotz Springs by operating only the units that are producing favorable margins, thereby reducing unnecessary operating expenses, or moving back to full utilization at the facility, should the macro environment and margins improve.

Logistics Segment
The logistics segment contribution margin in the third quarter 2020 was $67.2 million compared to $46.6 million in the third quarter 2019. Results improved on a year-over-year basis primarily due to the drop down of the Big Spring Gathering System and Trucking Assets, increased crude gathering, and a reduction in operating expenses by $4.2 million primarily due to a decrease in contract services.

Logistics segment contribution margin reflected an other inventory impact to earnings relating to its West Texas inventory consisting of a charge totaling $0.3 million during the third quarter 2020 compared to no charge during the third quarter 2019.

Retail Segment
For the third quarter 2020, contribution margin was $18.3 million compared to $18.6 million in the prior-year period for the retail segment. Merchandise sales were approximately $86.8 million with an average retail margin of 31.6% in the third quarter 2020, compared to merchandise sales of approximately $81.5 million with an average retail margin of 30.5% in the prior-year period. Approximately 45.1 million retail fuel gallons were sold at an average margin of $0.31 per gallon in the third quarter 2020 compared to 54.9 million retail fuel gallons sold at an average margin of $0.32 per gallon in the third quarter 2019. In the third quarter 2020, the average merchandise store count was 253 compared to 263 in the prior-year period. On a same store sales basis in the third quarter 2020, merchandise sales increased 8.7% and fuel gallons sold decreased 19.3% compared to the prior-year period.

Corporate/Other
Contribution margin from Corporate/Other was a loss of $20.4 million in the third quarter 2020 compared to a loss of $12.0 million in the prior-year period. Note, hedging gains (losses) related to the refining segment have been reclassified from the corporate and other segment to the refining segment starting in the first quarter of 2020 and have been retrospectively reclassified in 2019 for comparison purposes. The decrease versus year-ago contribution margin was largely attributable to realized hedging losses as highlighted in the tables on page 10.

Corporate/Other segment contribution margin reflected an other inventory impact to earnings consisting of a detriment totaling $1.1 million during the third quarter 2020 compared to no impact during the third quarter 2019.

2 |

The Wink to Webster crude oil pipeline, in which Delek US has an indirect investment stake through our 50% equity ownership in a financing joint venture with MPLX, remains on schedule, with segments and assets expected to come on-line throughout 2021.The main segment of the pipeline system started transporting Permian crude oil and condensate from Midland, Texas to Houston in October, 2020. The 36-inch diameter pipeline, which is underpinned by a significant volume of long-term commitments, will originate in the Permian Basin and have destination points in the Houston market.

Third Quarter 2020 Results | Conference Call Information
Delek US will hold a conference call to discuss its third quarter 2020 results on Thursday, November 5, 2020 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, the online replay will be available on the website for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter 2020 earnings conference call that will be held on Thursday, November 5, 2020 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 80% (including the general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail operates approximately 253 convenience stores in central and West Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; cost reductions; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell, including uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; Delek US' ability to realize cost reductions; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the possibility of litigation challenging renewable fuel standard waivers; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting,

3 |

storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;
•Adjusted net income (loss) per share - calculated as Adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;
•Adjusted EBITDA - calculated as EBITDA adjusted for the identified Adjusting Items in Adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;
•Adjusted Segment Contribution Margin - calculated as Segment Contribution Margin adjusted for the identified Adjusting Items in Adjusted net income (loss) that impact Segment Contribution Margin;
•Refining margin - calculated as the difference between total refining revenues and total cost of materials and other;
•Adjusted refining margin - calculated as refining margin adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going refining operations recorded during the period;
•Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period; and
•Adjusted refining margin per sales barrel - calculated as adjusted refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period;

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because Adjusted net income or loss, Adjusted net income or loss per share, EBITDA and adjusted EBITDA, and Adjusted Segment Contribution Margin or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

4 |

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$807.9	$955.3
Accounts receivable, net	518.7	792.6
Inventories, net of inventory valuation reserves	672.0	946.7
Other current assets	515.9	268.7
Total current assets	2,514.5	2,963.3
Property, plant and equipment:
Property, plant and equipment	3,515.7	3,362.8
Less: accumulated depreciation	(1,091.8)	(934.5)
Property, plant and equipment, net	2,423.9	2,428.3
Operating lease right-of-use assets	180.3	183.6
Goodwill	855.7	855.7
Other intangibles, net	109.0	110.3
Equity method investments	373.1	407.3
Other non-current assets	68.5	67.8
Total assets	$6,525.0	$7,016.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$973.1	$1,599.7
Current portion of long-term debt	33.4	36.4
Obligation under Supply and Offtake Agreements	102.8	332.5
Current portion of operating lease liabilities	47.8	40.5
Accrued expenses and other current liabilities	657.1	346.8
Total current liabilities	1,814.2	2,355.9
Non-current liabilities:
Long-term debt, net of current portion	2,440.6	2,030.7
Obligation under Supply and Offtake Agreements	220.4	144.8
Environmental liabilities, net of current portion	106.1	137.9
Asset retirement obligations	37.2	68.6
Deferred tax liabilities	316.2	267.9
Operating lease liabilities, net of current portion	132.6	144.3
Other non-current liabilities	37.4	30.9
Total non-current liabilities	3,290.5	2,825.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 91,301,229 shares and 90,987,025 shares issued at September 30, 2020 and December 31, 2019, respectively	0.9	0.9
Additional paid-in capital	1,180.1	1,151.9
Accumulated other comprehensive income	—	0.1
Treasury stock, 17,575,527 shares and 17,516,814 shares, at cost, as of September 30, 2020 and December 31, 2019, respectively	(694.1)	(692.2)
Retained earnings	815.3	1,205.6
Non-controlling interests in subsidiaries	118.1	169.0
Total stockholders’ equity	1,420.3	1,835.3
Total liabilities and stockholders’ equity	$6,525.0	$7,016.3

5 |

Delek US Holdings, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net revenues	$2,062.9	$2,334.3	$5,419.6	$7,014.5
Cost of sales:
Cost of materials and other	1,875.9	1,964.1	5,064.3	5,731.2
Operating expenses (excluding depreciation and amortization presented below)	115.7	141.7	348.3	418.4
Depreciation and amortization	59.4	43.8	160.0	125.7
Total cost of sales	2,051.0	2,149.6	5,572.6	6,275.3
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	24.0	25.2	73.7	77.5
General and administrative expenses	57.0	65.6	184.4	197.3
Depreciation and amortization	5.8	6.0	17.4	21.0
Other operating loss (income), net	0.3	0.5	(14.6)	(0.7)
Total operating costs and expenses	2,138.1	2,246.9	5,833.5	6,570.4
Operating (loss) income	(75.2)	87.4	(413.9)	444.1
Interest expense	31.9	33.9	98.0	95.4
Interest income	(0.9)	(3.2)	(3.1)	(9.0)
Income from equity method investments	(12.8)	(16.5)	(28.6)	(28.4)
Loss (gain) on sale on non-operating refinery	0.1	—	(56.8)	—
Other (income) expense, net	(1.0)	(0.2)	(3.4)	3.3
Total non-operating expense, net	17.3	14.0	6.1	61.3
(Loss) income before income tax (benefit) expense	(92.5)	73.4	(420.0)	382.8
Income tax (benefit) expense	(15.6)	13.4	(134.6)	83.8
(Loss) income from continuing operations, net of tax	(76.9)	60.0	(285.4)	299.0
Discontinued operations:
Loss from discontinued operations, including loss on sale of discontinued operations	—	—	—	(1.0)
Income tax benefit	—	—	—	(0.2)
Loss from discontinued operations, net of tax	—	—	—	(0.8)
Net (loss) income	(76.9)	60.0	(285.4)	298.2
Net income attributed to non-controlling interests	11.2	8.7	29.4	20.3
Net (loss) income attributable to Delek US	$(88.1)	$51.3	$(314.8)	$277.9

Basic (loss) income per share:
(Loss) income from continuing operations	$(1.20)	$0.68	$(4.28)	$3.64
Loss from discontinued operations	—	—	$—	$(0.01)
Basic (loss) income per share	$(1.20)	$0.68	$(4.28)	$3.63

Diluted (loss) income per share:
(Loss) income from continuing operations	$(1.20)	$0.68	$(4.28)	$3.61
Loss from discontinued operations	—	—	$—	$(0.01)
Diluted (loss) income per share	$(1.20)	$0.68	$(4.28)	$3.60
Weighted average common shares outstanding:
Basic	73,669,310	75,028,562	73,551,970	76,463,435
Diluted	73,669,310	75,702,311	73,551,970	77,167,834
Dividends declared per common share outstanding	$0.31	$0.29	$0.93	$0.84

6 |

Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(76.7)	$213.0	$(399.8)	$448.4
Cash flows from investing activities:
Net cash used in investing activities	(7.1)	(180.1)	(163.0)	(509.5)
Cash flows from financing activities:
Net cash provided by (used in) financing activities	42.7	22.1	415.4	(11.8)
Net increase (decrease) in cash and cash equivalents	(41.1)	55.0	(147.4)	(72.9)
Cash and cash equivalents at the beginning of the period	849.0	951.4	955.3	1,079.3
Cash and cash equivalents at the end of the period	$807.9	$1,006.4	$807.9	$1,006.4

COVID-19 Tax Legislative Changes
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was enacted into law. The Act includes several significant provisions for corporations, including the usage of net operating losses, interest deductions and payroll benefits.  Pursuant to the provisions of the CARES Act, we recognized $0.0 million and $16.8 million of current federal income tax benefit for the three and nine months ended September 30, 2020, respectively, attributable to anticipated tax refunds from net operating loss carrybacks to prior 35% tax rate years. Additionally, we recorded a federal income tax receivable totaling $165.6 million as of September 30, 2020 related to the net operating loss carryback, which we expect to collect in the first half of 2021. Finally, we deferred $7.7 million of payroll tax payments under the provisions of the CARES Act during the nine months ended September 30, 2020, which will be payable in equal installments in December 2021 and December 2022.

7 |

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,450.8	$49.4	$177.7	$385.0	$2,062.9
Inter-segment fees and revenues	112.7	92.8	—	(205.5)	—
Operating costs and expenses:					—
Cost of materials and other	1,479.2	60.7	136.3	199.7	1,875.9
Operating expenses (excluding depreciation and amortization presented below)	102.1	14.3	23.1	0.2	139.7
Segment contribution margin	$(17.8)	$67.2	$18.3	$(20.4)	$47.3
Depreciation and amortization	$50.3	$9.4	$2.9	$2.6	65.2
General and administrative expenses					57.0
Loss on disposal of assets					—
Other operating loss, net					0.3
Operating loss					$(75.2)
Capital spending (excluding business combinations)	$0.6	$3.2	$0.7	$0.2	$4.7

	Three Months Ended September 30, 2019
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$2,036.9	$71.4	$218.5	$7.5	$2,334.3
Inter-segment fees and revenues	139.9	66.2	—	(206.1)	—
Operating costs and expenses:
Cost of materials and other	1,906.0	72.6	176.4	(190.9)	1,964.1
Operating expenses (excluding depreciation and amortization presented below)	120.7	18.4	23.5	4.3	166.9
Segment contribution margin	$150.1	$46.6	$18.6	$(12.0)	$203.3
Depreciation and amortization	$34.6	$6.6	$3.0	$5.6	49.8
General and administrative expenses					65.6
Other operating loss, net					0.5
Operating income					$87.4
Capital spending (excluding business combinations)	$63.3	$4.0	$3.8	$39.4	$110.5

8 |

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$4,021.9	$133.4	$521.7	$742.6	$5,419.6
Inter-segment fees and revenues	346.5	289.9	—	(636.4)	—
Operating costs and expenses:
Cost of materials and other	4,314.4	205.9	400.0	144.0	5,064.3
Operating expenses (excluding depreciation and amortization presented below)	302.5	41.5	66.8	11.2	422.0
Segment contribution margin	$(248.5)	$175.9	$54.9	$(49.0)	$(66.7)
Depreciation and amortization	$132.3	$24.4	$9.1	$11.6	177.4
General and administrative expenses					184.4
Other operating income, net					(14.6)
Operating loss					$(413.9)
Capital spending (excluding business combinations)	$180.9	$6.9	$8.2	$12.0	$208.0

	Nine Months Ended September 30, 2019
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$6,096.7	$254.3	$640.2	$23.3	$7,014.5
Inter-segment fees and revenues	539.9	191.1	—	(731.0)	—
Operating costs and expenses:
Cost of materials and other	5,629.8	262.7	521.9	(683.2)	5,731.2
Operating expenses (excluding depreciation and amortization presented below)	356.7	51.8	71.9	15.5	495.9
Segment contribution margin	$650.1	$130.9	$46.4	$(40.0)	$787.4
Depreciation and amortization	$98.9	$19.8	$11.5	16.5	146.7
General and administrative expenses					197.3
Other operating income, net					(0.7)
Operating income					$444.1
Capital spending (excluding business combinations)	$193.8	$6.2	$14.3	$110.5	$324.8
(1)The refining segment results of operations for the three and nine months ended September 30, 2019, includes hedging gains, a component of cost of materials and other, of $22.6 million and $50.0 million, respectively, which was previously included and reported in corporate, other and eliminations.

9 |

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Three Months Ended September 30, 2020
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$(32.7)	$0.3	$—	$11.3	$(21.1)
Realized hedging gain (loss)	35.7	(0.3)	—	(10.3)	25.1
Total hedging gain (loss)	$3.0	$—	$—	$1.0	$4.0

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Three Months Ended September 30, 2019
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$7.4	$(0.4)	$—	$(4.2)	$2.8
Realized hedging gain (loss)	12.6	0.4	—	(3.4)	9.6
Total hedging gain (loss)	$20.0	$—	$—	$(7.6)	$12.4

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Nine Months Ended September 30, 2020
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$6.0	$0.3	$—	$2.4	$8.7
Realized hedging gain (loss)	(69.5)	1.8	—	(26.2)	(93.9)
Total hedging gain (loss)	$(63.5)	$2.1	$—	$(23.8)	$(85.2)

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Nine Months Ended September 30, 2019
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$(15.9)	$(0.4)	$—	$(4.8)	$(21.1)
Realized hedging gain (loss)	80.0	(0.2)	—	(2.3)	77.5
Total hedging gain (loss)	$64.1	$(0.6)	$—	$(7.1)	$56.4

10 |

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	274	273
Total sales volume - refined product (average barrels per day)(1)	77,386	80,981	74,050	76,262
Products manufactured (average barrels per day):
Gasoline	40,383	41,480	39,221	40,281
Diesel/Jet	31,612	33,105	28,980	30,685
Petrochemicals, LPG, NGLs	3,848	3,992	3,022	3,129
Other	1,763	1,853	1,442	1,560
Total production	77,606	80,430	72,665	75,655
Throughput (average barrels per day):
Crude oil	72,651	75,266	67,693	70,594
Other feedstocks	4,975	5,565	5,422	5,710
Total throughput	77,626	80,831	73,115	76,304
Total refining revenue ( $ in millions)	$383.8	$597.6	$1,055.3	$1,656.5
Cost of materials and other ($ in millions)	392.4	508.5	1,003.0	1,342.2
Total refining margin ($ in millions) (2)	$(8.6)	$89.1	$52.3	$314.3
Per barrel of refined product sales:
Tyler refining margin (2)	$(1.21)	$11.96	$2.58	$15.09
Tyler adjusted refining margin (2)	$(2.80)	$12.17	$5.72	$13.32
Operating expenses	$3.28	$3.11	$3.35	$3.77
Crude Slate: (% based on amount received in period)
WTI crude oil	89.0%	94.6%	92.1%	91.3%
East Texas crude oil	11.0%	2.7%	7.9%	8.0%
Other	—%	2.8%	—%	0.7%

El Dorado, AR Refinery
Days in period	92	92	274	273
Total sales volume - refined product (average barrels per day)(1)	79,594	71,282	77,742	58,310
Products manufactured (average barrels per day):
Gasoline	36,801	30,766	35,855	24,396
Diesel	30,709	22,348	29,473	18,559
Petrochemicals, LPG, NGLs	1,678	834	1,933	731
Asphalt	7,268	5,886	6,655	5,894
Other	825	713	801	678
Total production	77,281	60,547	74,717	50,258
Throughput (average barrels per day):
Crude oil	74,235	58,362	72,427	49,199
Other feedstocks	2,814	1,748	2,610	1,431
Total throughput	77,049	60,110	75,037	50,630
Total refining revenue ( $ in millions)	$452.6	$803.8	$1,407.8	$2,379.6
Cost of materials and other ($ in millions)	405.6	775.9	$1,399.1	2,246.8
Total refining margin ($ in millions) (2)	$47.0	$27.9	$8.7	$132.8
Per barrel of refined product sales:
El Dorado refining margin (2)	$6.42	$4.25	$0.41	$8.34
El Dorado adjusted refining margin (2)	$6.56	$4.02	$0.45	$8.04
Operating expenses	$3.25	$5.27	$3.73	$5.88
Crude Slate: (% based on amount received in period)
WTI crude oil	69.9%	72.0%	52.2%	53.8%
Local Arkansas crude oil	17.7%	20.7%	17.2%	25.4%
Other	12.4%	7.2%	30.5%	20.8%

11 |

Refining Segment (continued)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	274	273
Total sales volume - refined product (average barrels per day) (1)	75,884	72,909	61,602	77,712
Products manufactured (average barrels per day):
Gasoline	38,106	33,561	29,532	36,276
Diesel/Jet	28,777	28,391	22,190	27,796
Petrochemicals, LPG, NGLs	3,923	3,755	2,959	3,761
Asphalt	2,235	2,027	1,715	1,815
Other	1,397	1,423	1,030	1,339
Total production	74,438	69,157	57,426	70,987
Throughput (average barrels per day):
Crude oil	72,779	70,542	57,725	71,939
Other feedstocks	2,067	(1,282)	746	(3)
Total throughput	74,846	69,260	58,471	71,936
Total refining revenue ( $ in millions)	$401.9	$592.0	$1,104.4	$1,811.2
Cost of materials and other ($ in millions)	374.0	510.1	1,069.3	1,497.7
Total refining margin ($ in millions) (2)	$27.9	$81.9	$35.1	$313.5
Per barrel of refined product sales:
Big Spring refining margin (2)	$4.00	$12.21	$2.07	$14.78
Big Spring adjusted refining margin (2)	$4.08	$12.30	$2.12	$14.67
Operating expenses	$3.88	$4.50	$4.47	$3.98
Crude Slate: (% based on amount received in period)
WTI crude oil	63.7%	76.4%	70.3%	76.4%
WTS crude oil	36.3%	23.6%	29.7%	23.6%

Krotz Springs, LA Refinery
Days in period - based on date acquired	92	92	274	273
Total sales volume - refined product (average barrels per day) (1)	67,465	72,173	69,965	75,207
Products manufactured (average barrels per day):
Gasoline	32,287	34,757	26,872	35,760
Diesel/Jet	23,686	27,277	25,447	29,137
Heavy oils	729	1,125	559	1,108
Petrochemicals, LPG, NGLs	3,394	3,814	2,417	5,103
Other	4,020	—	11,117	35
Total production	64,116	66,973	66,412	71,143
Throughput (average barrels per day):
Crude oil	60,150	69,805	64,019	70,757
Other feedstocks	3,028	(3,553)	2,415	(596)
Total throughput	63,178	66,252	66,434	70,161
Total refining revenue ( $ in millions)	$335.9	$559.9	$999.1	$1,717.7
Cost of materials and other ($ in millions)	339.1	494.4	1,016.8	1,501.6
Total refining margin ($ in millions)	$(3.2)	$65.5	$(17.7)	$216.1
Per barrel of refined product sales:
Krotz Springs refining margin (2)	$(0.50)	$9.88	$(0.92)	$10.53
Krotz Springs adjusted refining margin (2)	$(0.40)	$9.68	$(0.89)	$10.14
Operating expenses	$4.25	$4.27	$3.72	$4.18
Crude Slate: (% based on amount received in period)
WTI Crude	72.6%	78.7%	69.3%	73.9%
Gulf Coast Sweet Crude	24.6%	21.3%	29.8%	26.1%
Other	2.8%	—%	0.9%	—%

(1)     Includes inter-refinery sales and sales to other segments which are eliminated in consolidation.
(2)     See Other Items Impacting Refining Margin discussed below.

12 |

Other Items Impacting Refining Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted refining margin, which then was used to calculate Adjusted refining margin per barrel, there were other items that were recognized during the periods that impacted our Refining margins at the refineries. The primary items are as follows:

Other Inventory Impact: "Other inventory impact" is primarily calculated by multiplying the number of barrels sold during the period by the difference between current period weighted average NYMEX WTI purchase cost and per barrel cost of materials and other for the period recognized on a FIFO basis. It assumes no beginning or ending inventory, so that the current period average market price reflects the weighted average NYMEX WTI purchase cost for the current period only, without giving effect to any build or draw on beginning inventory. These amounts are based on management estimates using a methodology including these assumptions, and are not intended to be a true representation of results under LIFO. However, this analysis provides management with a means to compare hypothetical refining margins to current crack spreads, as well as provides a means to better compare our results to peers, the majority of which value inventory on a LIFO basis.

Purchased Product Margins: We buy and sell purchased product to optimize margins and to meet contractual demands, as needed. To the extent that we purchase product to meet contractual demands, such as during turnarounds or unit outages, we are subject to margin risk that is often out of our control. Such margins may have a favorable or unfavorable impact on our refining margins. Such margins are estimated based on accounting information available to management, and are used for management review purposes.

Summary of Other Favorable (Unfavorable) Items Impacting Refining Margin:
$ in millions
	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020	2019
	(Unaudited)				(Unaudited)
Tyler
Gross Estimated $ Impact
Purchased product margins	$0.1		$(1.0)		$(0.6)	$(0.3)
Significant impact of fixed price crude transactions (1)	(11.4)		—		99.6	—
	$(11.3)	-11.3	$(1.0)	-1.0	$99.0	$(0.3)
El Dorado
Gross Estimated $ Impact
Other inventory impact	$24.5		$(6.9)		$(52.3)	$3.5
Purchased product margins	1.8		(0.6)		3.9	14.1
	$26.3		$(7.5)		$(48.4)	$17.6
Big Spring
Gross Estimated $ Impact
Other inventory impact	$12.0		$(0.4)		$(44.0)	$11.7
Purchased product margins	(0.8)		(0.1)		(6.8)	2.4
	$11.2		$(0.5)		$(50.8)	$14.1
Krotz Springs
Gross Estimated $ Impact
Other inventory impact	$1.6		$3.7		$(23.4)	$12.7
Purchased product margins	(0.7)		(3.0)		(33.5)	4.4
	$0.9		$0.7		$(56.9)	$17.1
(1) As discussed in the footnotes to the audited consolidated financial statements in our December 31, 2019 Annual Report on Form 10-K and in the footnotes to the unaudited condensed consolidated financial statements on subsequent Quarterly Reports on Form 10-Q, we enter into a significant number of physical forward contracts for crude in order to optimize our crude cost across refineries, and which are reflected as changes in our cost of materials and other when realized, under the normal purchase normal sale provisions of GAAP. During the optimization process, the majority of these crude physical contracts are transacted at Tyler. Such physical crude, once fully optimized and physically delivered and available for production, is transferred to the appropriate refinery's inventory at realized cost. Additionally, we routinely hedge our inventory positions based on segment-wide strategies, which are included in our refining segment contribution margin but are not necessarily specifically designated to specific refineries or identifiable trades. As a result, the refineries recognize actual realized inventory cost based on the physical contracts, whereas offsetting hedges are reflected only in the overall refining segment refining and contribution margins. Typically, such offsetting hedges are not material to any particular refinery, because of the segment-wide strategies employed. However, during the third quarter 2020, because of the historic volatility in the crude market and the fact that we transact the majority of our optimization transactions at Tyler, the Tyler margins were impacted by relatively large fixed price crude transaction losses totaling $(11.4) million pre-tax. Such losses were hedged in the refining segment but outside the Tyler refining margins, resulting in a corresponding realized gain of $11.4 million pre-tax. On a year-to-date basis, the impact of these fixed price crude transactions on the Tyler refining margin was a benefit of $99.6 million, where the offsetting net hedging loss was recognized separately.

13 |

Included in the refinery statistics above are the following inter-refinery and sales to other segments:

Inter-refinery Sales
	Three Months Ended September 30,		Nine Months Ended September 30,
(in barrels per day)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek refineries	2,479	1,543	1,813	890
El Dorado refined product sales to other Delek refineries	854	3,946	1,075	2,611
Big Spring refined product sales to other Delek refineries	2,294	1,754	1,532	1,190
Krotz Springs refined product sales to other Delek refineries	14	15,189	167	8,785

Refinery Sales to Other Segments
	Three Months Ended September 30,		Nine Months Ended September 30,
(in barrels per day)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek segments	1,069	18	1,953	192
El Dorado refined product sales to other Delek segments	27	11	122	106
Big Spring refined product sales to other Delek segments	22,835	24,404	22,839	25,735
Krotz Springs refined product sales to other Delek segments	1,002	408	336	271

Pricing statistics
(average for the period presented)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$40.88	$56.40	$38.95	$57.03
WTI — Midland crude oil (per barrel)	$41.03	$56.12	$38.98	$55.81
WTS -- Midland crude oil (per barrel) (1)	$40.99	$55.94	$38.84	$55.95
LLS (per barrel) (1)	$42.46	$60.58	$40.67	$63.32
Brent crude oil (per barrel)	$43.34	$62.03	$42.56	$64.73

U.S. Gulf Coast 5-3-2 crack spread (per barrel) (1)	$7.49	$16.02	$8.30	$15.77
U.S. Gulf Coast 3-2-1 crack spread (per barrel) (1)	$8.15	$17.55	$8.92	$17.34
U.S. Gulf Coast 2-1-1 crack spread (per barrel) (1)	$3.51	$12.03	$4.72	$9.73

U.S. Gulf Coast Unleaded Gasoline (per gallon)	$1.15	$1.64	$1.07	$1.65
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.16	$1.85	$1.18	$1.89
U.S. Gulf Coast high sulfur diesel (per gallon)	$1.02	$1.74	$1.03	$1.77
Natural gas (per MMBTU)	$2.12	$2.33	$1.92	$2.56

(1)    For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (ultra low sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and East Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

14 |

Delek US Holdings, Inc.
Reconciliation of Refining margin per barrel to Adjusted Refining margin per barrel (1)
$ in millions, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Combined Refineries
Reported refining margin, $ per barrel	$2.08	$9.08	$0.90	$10.96
Adjustments:
Net inventory valuation loss (benefit)	(0.30)	0.69	0.76	(0.35)
RIN waiver	—	(0.42)	—	(0.14)
Adjusted refining margin $/bbl	$1.78	$9.35	$1.66	$10.47

Tyler (2)
Reported refining margin, $ per barrel	$(1.21)	$11.96	$2.58	$15.09
Adjustments:
LCM net inventory valuation loss (benefit)	(1.59)	1.34	3.14	(1.36)
RIN waiver	—	(1.13)	—	(0.41)
Adjusted refining margin $/bbl	$(2.80)	$12.17	$5.72	$13.32

El Dorado (3)
Reported refining margin, $ per barrel	$6.42	$4.25	$0.41	$8.34
Adjustments:
LCM net inventory valuation loss (benefit)	0.14	0.90	0.04	0.16
RIN waiver	—	(1.13)	—	(0.46)
Adjusted refining margin $/bbl	$6.56	$4.02	$0.45	$8.04

Big Spring (4)
Reported refining margin, $ per barrel	$4.00	$12.21	$2.07	$14.78
Adjustments:
LCM net inventory valuation loss (benefit)	0.08	0.09	0.05	(0.11)
Adjusted refining margin $/bbl	$4.08	$12.30	$2.12	$14.67

Krotz Springs (5)
Reported refining margin, $ per barrel	$(0.50)	$9.88	$(0.92)	$10.53
Adjustments:
LCM net inventory valuation loss (benefit)	0.10	0.53	0.03	(0.15)
RIN waiver	—	(0.73)	—	(0.24)
Adjusted refining margin $/bbl	$(0.40)	$9.68	$(0.89)	$10.14

(1)Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. Additionally, management evaluates other impacts to refining margin by refinery which may not represent adjustments, but which provide information useful for evaluating the results compared to current crack spreads and peers. See the 'Other Items Impacting Refining Margin' for further discussion.
(2)Tyler adjusted refining margins exclude the following items:
Net inventory valuation loss/benefit - There was approximately $11.3 million of valuation benefit and $10.0 million of valuation loss in the third quarter 2020 and 2019, respectively. There was approximately $63.8 million of valuation loss and $28.3 million of valuation benefit for the nine months ended September 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
RIN waiver - In August 2019, the Tyler, Texas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $8.4 million recognized in the third quarter 2019.
    Note also that Tyler's Refining margin per barrel and the Adjusted refining margin per barrel for the three months ended September 30, 2020 both reflect the $(11.4) million margin impact of unfavorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging gains of approximately $11.4 million, and the Refining margin per barrel and the Adjusted refining margin per barrel for the nine months ended September 30, 2020 both reflect the $99.6 million

15 |

margin benefit of favorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging losses of approximately $(99.6) million Giving effect to the related hedging gains (losses), both the Refining margin per barrel and the Adjusted refining margin per barrel would have increased by $1.49 for the three months ended September 30, 2020, and would have decreased by $(4.66) for the nine months ended September 30, 2020. See further discussion in the section 'Other Items Impacting Refining Margin' previously presented.
(3)El Dorado Adjusted refining margins exclude the following items:
Net inventory valuation loss/benefit - There was approximately $1.0 million and $5.9 million of valuation loss in the third quarter 2020 and 2019, respectively. There was approximately $1.0 million and $2.5 million of valuation loss for the nine months ended September 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or net realizable value adjustments on FIFO inventory in the respective periods.
RIN waiver - In August 2019, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $7.4 million recognized in the third quarter 2019.
(4)Big Spring Adjusted refining margins exclude the following items:
Net inventory valuation loss/benefit - There was approximately $0.6 million and $0.6 million of valuation loss in the third quarter 2020 and 2019, respectively. There was approximately $0.8 million of valuation loss and $2.4 million of valuation benefit for the nine months ended September 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or net realizable value adjustments on FIFO inventory in the respective periods.
(5)Krotz Springs Adjusted refining margins exclude the following items:
Net inventory valuation loss/benefit - There was approximately $0.6 million and $3.5 million of valuation loss in the third quarter 2020 and 2019, respectively. There was approximately $0.6 million of valuation loss and $3.1 million of valuation benefit for the nine months ended September 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or net realizable value adjustments on FIFO inventory in the respective periods.
RIN waiver - In August 2019, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. This waiver equated to a benefit of approximately $4.9 million recognized in the third quarter 2019.

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	78,244	49,477	76,750	43,446
Refined products pipelines	55,740	43,518	55,315	32,242
SALA Gathering System	13,659	21,632	13,520	21,143
East Texas Crude Logistics System	22,591	25,391	15,705	21,045
Big Spring Gathering Assets (3)	90,719	—	85,845	—
Plains Connection System	104,314	—	96,961	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	73,417	83,953	70,376	74,607
West Texas wholesale marketing throughputs (average bpd)	9,948	9,535	11,718	11,446
West Texas wholesale marketing margin per barrel	$3.42	$4.82	$2.37	$4.83
Big Spring wholesale marketing throughputs (average bpd)	78,659	80,203	73,701	83,608
Terminalling throughputs (average bpd) (2)	160,843	170,727	145,240	160,621
(1) Excludes jet fuel and petroleum coke.
(2) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.
(3) Throughputs for the Big Spring Gathering Assets are for the approximately 180 days we owned the assets following the Big Spring Gathering Assets Acquisition effective March 31, 2020.

16 |

Retail Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Number of stores (end of period)	253	263	253	263
Average number of stores	253	263	253	263
Average number of fuel stores	248	255	248	255
Retail fuel sales (thousands of gallons)	45,096	54,943	135,471	162,576
Average retail gallons sold per average number of fuel stores (in thousands)	182	215	547	638
Retail fuel margin ($ per gallon) (1)	$0.31	$0.32	$0.35	$0.27
Merchandise sales (in millions)	$86.8	$81.5	$247.9	$240.2
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$1.0	$0.9
Merchandise margin %	31.6%	30.5%	31.3%	30.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Same-Store Comparison (2)	(Unaudited)		(Unaudited)

Change in same-store fuel gallons sold	(18.8)%	3.0%	(15.6)%	3.1%
Change in same-store merchandise sales	8.7%	(1.5)%	8.8%	(1.3)%
(1)Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.
(2)Same-store comparisons include period-over-period increases or decreases in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

17 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income (Loss)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$(88.1)	$51.3	$(314.8)	$277.9

Adjustments
Net inventory valuation (benefit) loss	(9.5)	20.0	65.6	(31.5)
Tax effect	2.2	(4.7)	(15.4)	7.4
Net after-tax inventory valuation (benefit) loss	(7.3)	15.3	50.2	(24.1)

Unrealized hedging (gain) loss	19.4	(0.5)	(9.2)	30.1
Tax effect	(4.4)	0.1	2.1	(6.8)
Net after-tax unrealized hedging (gain) loss	15.0	(0.4)	(7.1)	23.3

Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	8.2	—	(1.4)	—
Tax effect	(1.8)	—	0.3	—
Net after-tax non-cash change in fair value of S&O Obligation associated with hedging activities	6.4	—	(1.1)	—

Gain from sale of Bakersfield non-operating refinery	0.1	—	(56.8)	—
Tax effect	—	—	12.8	—
Net after-tax effect of gain from sale of Bakersfield non-operating refinery	0.1	—	(44.0)	—

Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	—	6.7
Tax effect	—	—	—	(1.5)
Net after-tax non-operating pre-acquisition litigation contingent losses and related legal expenses	—	—	—	5.2

Retroactive biodiesel tax credit (2)	—	10.8	—	31.6
Tax effect	—	(0.3)	—	(0.5)
Net after-tax retroactive biodiesel tax credit	—	10.5	—	31.1

Discontinued operations (income) loss	—	—	—	1.0
Tax effect	—	—	—	(0.2)
Net after-tax discontinued operations (income) loss	—	—	—	0.8

Tax benefit from loss carryback provided by CARES Act (3)	—	—	(16.8)	—
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	(22.3)	—

Total after tax adjustments	14.2	25.4	(41.1)	36.3

Adjusted net income (loss)	$(73.9)	$76.7	$(355.9)	$314.2

(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation) but which impact the fair value of the overall obligation, as such fair value changes are considered to be identical in nature to the unrealized hedging gains and losses recognized on derivative instruments which are excluded from our adjusted net income (loss).
(2) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 that was attributable to 2019 has been included in the three and nine months ended September 30, 2019 for comparability.
(3) As a result of the reinstatement of the tax-loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), we recognized an additional tax benefit in the second quarter 2020 from applying the carryback to periods with a 35% tax rate.

18 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income (Loss) per share	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Reported diluted income (loss) per share	$(1.20)	$0.68	$(4.28)	$3.60

Adjustments, after tax (per share) (1) (2)
Net inventory valuation loss (benefit)	(0.10)	0.20	0.68	(0.31)
Unrealized hedging (gain) loss	0.20	(0.01)	(0.10)	0.30
Non-cash change in fair value of S&O Obligation associated with hedging activities	0.09	—	(0.01)	—
Gain from sale of Bakersfield non-operating refinery	—	—	(0.60)	—
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	—	0.07
Retroactive biodiesel tax credit	—	0.14	—	0.41
Discontinued operations (income) loss	—	—	—	0.01
Tax benefit from loss carryback provided by CARES Act	—	—	(0.23)	—
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	(0.30)	—

Total adjustments	0.19	0.33	(0.56)	0.48
Adjusted net income (loss) per share	$(1.01)	$1.01	$(4.84)	$4.08

(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) For periods of Adjusted net loss, Adjustments (Adjusting Items) and Adjusted net loss per share are presented using basic weighted average shares outstanding.

19 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$(88.1)	$51.3	$(314.8)	$277.9

Add:
Interest expense, net	31.0	30.7	94.9	86.4
Income tax (benefit) expense - continuing operations	(15.6)	13.4	(134.6)	83.8
Depreciation and amortization	65.2	49.8	177.4	146.7
EBITDA	(7.5)	145.2	(177.1)	594.8

Adjustments
Net inventory valuation (benefit) loss	(9.5)	20.0	65.6	(31.5)
Unrealized hedging (gain) loss	19.4	(0.5)	(9.2)	30.1
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	8.2	—	(1.4)	—
Gain from sale of Bakersfield non-operating refinery	0.1	—	(56.8)	—
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	—	—	6.7
Retroactive biodiesel tax credit (2)	—	10.8	—	31.6
Discontinued operations (income) loss, net of tax	—	—	—	0.8
Net income attributable to non-controlling interest	11.2	8.7	29.4	20.3
Total adjustments	29.4	39.0	27.6	58.0

Adjusted EBITDA	$21.9	$184.2	$(149.5)	$652.8

(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation) but which impact the fair value of the overall obligation, as such fair value changes are considered to be identical in nature to the unrealized hedging gains and losses recognized on derivative instruments which are excluded from our adjusted net income (loss).
(2) The portion of the retroactive biodiesel tax credit reenacted in December 2019 that was attributable to 2019 has been added to the three and nine months ended September 30, 2019.

20 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining		Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(17.8)		$67.2	$18.3	$(20.4)	$47.3

Adjustments
Net inventory valuation (benefit) loss	(9.5)		—	—	—	(9.5)
Unrealized hedging (gain) loss	32.7		(0.3)	—	(11.3)	21.1
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	8.2		—	—	—	8.2
Total adjustments	$31.4	31400000	$(0.3)	$—	$(11.3)	$19.8
Adjusted segment contribution margin	$13.6		$66.9	$18.3	$(31.7)	$67.1

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30, 2019
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics		Retail		Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$150.1	$46.6		$18.6		$(12.0)	$203.3

Adjustments
Net inventory valuation (benefit) loss	20.0	—		—		—	20.0
Unrealized hedging (gain) loss	(7.4)	0.4	—	—	—	4.2	(2.8)
Retroactive biodiesel tax credit (2)	10.8	—		—		—	10.8
Total adjustments	$23.4	$0.4		$—		$4.2	$28.0
Adjusted segment contribution margin	$173.5	$47.0		$18.6		$(7.8)	$231.3

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Nine Months Ended September 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(248.5)	$175.9	$54.9	$(49.0)	$(66.7)

Adjustments
Net inventory valuation (benefit) loss	65.8	(0.1)	—	(0.1)	65.6
Unrealized hedging (gain) loss	(6.0)	(0.3)	—	(2.4)	(8.7)
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	(1.4)	—	—	—	(1.4)
Total adjustments	$58.4	$(0.4)	$—	$(2.5)	$55.5
Adjusted segment contribution margin	$(190.1)	$175.5	$54.9	$(51.5)	$(11.2)

21 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Nine Months Ended September 30, 2019
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$650.1	$130.9	$46.4	$(40.0)	$787.4

Adjustments
Net inventory valuation (benefit) loss	(31.3)	(0.2)	—	—	(31.5)
Unrealized hedging (gain) loss	15.9	0.4	—	4.8	21.1
Retroactive biodiesel tax credit (2)	31.6	—	—	—	31.6
Total adjustments	$16.2	$0.2	$—	$4.8	$21.2
Adjusted segment contribution margin	$666.3	$131.1	$46.4	$(35.2)	$808.6
(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation) but which impact the fair value of the overall obligation, as such fair value changes are considered to be identical in nature to the unrealized hedging gains and losses recognized on derivative instruments which are excluded from our adjusted net income (loss).
(2) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 that was attributable to 2019 has been included in the three and nine months ended September 30, 2019 for comparability.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Refining Segment Gross Margin (Loss) to Refining Margin	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenues	$1,563.5	$2,176.8	$4,368.4	$6,636.6
Cost of sales	1,631.6	2,061.3	4,749.2	6,085.4
Gross margin (loss)	(68.1)	115.5	(380.8)	551.2
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	102.1	120.7	302.5	356.7
Depreciation and amortization	50.3	34.6	132.3	98.9
Refining margin	$84.3	$270.8	$54.0	$1,006.8

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

22 |